Free Writing Prospectus
Filed Pursuant to Rule 433
Dated February 4, 2020
Registration Statement Nos. 333-228027 and 333-228027-05

*PxDetails* $1,620mm+ Toyota Auto Receivables (TAOT) 2020-A

Joint Leads:          MUFG (str), Lloyd's, TD

Co-Managers:          Loop, Scotiabank, US Bancorp

	Prin	Off
	Amt	Amt	WAL		Exp	Legal
Cl	($mm)	($mm)	(yrs)	M/S	Final	Final	Bench	Spd	Yld	Cpn	Price
A1	441.00	418.95	0.26	Aaa/AAA		**Preplaced**
A2	622.00	590.90	1.05	Aaa/AAA	9/21	11/22	EDSF	+9bp	1.677%	1.67%	99.99877%
A3	508.20	482.79	2.28	Aaa/AAA	3/23	5/24	IntS	+20bp	1.669%	1.66%	99.99278%
A4	135.00	128.25	3.43	Aaa/AAA	10/23	5/25	IntS	+26bp	1.689%	1.68%	99.98970%

- Transaction Details -
Expected Settle: February 12, 2020	First Payment Date: March 16, 2020	Expected Ratings: Moody's/S&P

Ticker:	TAOT 2020-A
Registration:	SEC Registered
Min Denominations:	$1k by $1k
Pricing Speed:	1.30% ABS to 5% Clean-up Call	ERISA Eligible:	Yes
Risk Retention:	US - Yes / EU - No
B&D:	MUFG

- CUSIPs/ISINs -
A1 89232HAA3 / US89232HAA32
A2 89232HAB1 / US89232HAB15
A3 89232HAC9 / US89232HAC97
A4 89232HAD7 / US89232HAD70

- Attachments/Materials -
Preliminary Prospectus, FWP and CDI File (attached)
Intex Deal Name: mittaot_2020-a Passcode: 7JKK
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THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-649-6848.